Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated April 15, 2009, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in the Annual Report for the year ended December 31, 2008 and for the period January 5, 2007 (date of inception) through December 31, 2008, relating to the financial statements of INVO Bioscience, Inc., which appear in such Registration Statement and related Prospectus for the registration of shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

December 21, 2009 New York, New York	/s/ RBSM LLP RBSM LLP